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                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement          [ ]  Confidential, For Use of the
[ ]   Definitive Proxy Statement                Commission Only (as permitted
[ ]   Definitive Additional Materials           by Rule 14a-6(e)(2))
[X]   Soliciting Material Pursuant to
      Rule 14a-12

                        TEMPLETON CHINA WORLD FUND, INC.
                        --------------------------------
                (Name of Registrant as Specified In Its Charter)

                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE
                    ----------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)       Title of each class of securities to which transaction applies:

       2)       Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       4)       Proposed maximum aggregate value of transaction:

       5)       Total fee paid:

[ ]    Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)       Amount previously paid:

       2)       Form, Schedule or Registration Statement No.:

       3)       Filing Party:

       4)       Date Filed:



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[VERITAS]         HARVARD
                  MANAGEMENT
                  COMPANY, INC.
________________________________________________________________________________
600 Atlantic Avenue                                               (617) 523-4400
Boston, MA 02210-2203                                          Telex # 62-189780


                                December 13, 2002


An open letter to the independent
Directors of Templeton China World Fund, Inc. (TCH) and Templeton Dragon Fund, Inc. (TDF):

         On Wednesday, Templeton Asset Management Ltd. issued a public statement criticizing Harvard for its actions toward the Funds. This letter is intended to make several points. First, we respond to accusations Templeton makes against Harvard. Second, we point out Templeton's lack of adequate solutions. Third, we reiterate what we believe is the optimal solution. Lastly, we call upon the independent directors of the China Fund and the Dragon Fund to fulfill their fiduciary duties to the Funds and their shareholders.

Response to the Accusations against Harvard

         Templeton has accused Harvard of pursuing a "short-term agenda." This is puzzling since Harvard has been a continuous shareholder of each Fund for over four years. During the last two years, Harvard has corresponded several times with both Boards and Templeton and urged actions that would improve shareholder value. In February 2001, Harvard suggested several specific actions that would enhance value. (See Attachment.)

         Templeton has accused Harvard of not representing the interests of shareholders generally. This is wrong on two counts. First, Harvard is the largest shareholder in the Funds. Second, the chronic discount itself is evidence of overall investor dissatisfaction with Templeton. As Dr. Mark Mobius, the portfolio manager for both Funds, wrote in his book, The Investor's Guide to Emerging Markets (Pitman Publishing 1995) on page 224:

         "Emerging markets closed-end funds have generally tended to trade at discounts to their net asset value . . . A continuous discount indicates investor perception that the manager of the fund is not adding value to the fund, while a premium indicates that investors believe the fund manager's efforts enhance the value of the fund assets." (Emphasis supplied.)

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         Harvard is a value investor and has invested in literally hundreds of companies that trade at a discount to fair value. In the large majority of cases, Harvard invests passively with the expectation that management will act appropriately in the interests of the company and its shareholders. In a handful of cases, where management is either incapable or unwilling to take steps to enhance shareholder value, it may be necessary for Harvard to become active. Templeton, as an advocate of shareholder rights, should certainly understand this approach.

Templeton's Lack of Adequate Solutions

         Templeton recently made a raft of statements that are both internally inconsistent and contradictory to the Board's statements. For example, on November 13, the China Fund Board approved, on Templeton's advice, conversion to an open-end investment company. On November 19, Greg Johnson, Franklin Resources President, stated at an investment conference, "...we brought out closed-end country funds because those markets are not ready to have an open-end fund. In the case of China, we still don't think it's appropriate." On Wednesday of this week, Johnson contradicted his own November 19 pronouncement, stating in an interview that open-ending is an appropriate step for the China Fund because of its small size and "trigger" provision for open-ending. Yet, in the same interview Johnson states, "we believe open-ending the closed-end structure really disfranchises small investors' ability to access these fast growing markets."

         Templeton asserts that Harvard's concentrated ownership makes open-ending unattractive. Why then, did Templeton choose to recommend open-ending at all? Perhaps, facing next year's trigger provision, Templeton chose to accelerate an alternative it believed inferior for shareholders, rather than propose the correct solution now.

The Optimal Solution

         If both Templeton and the Board truly believed open-ending both Funds were appropriate and were fully committed to its implementation in a manner designed to enhance shareholder value, then Harvard would support such a proposal.

         Open-ending is not the optimal solution. Templeton, not Harvard, proposed open-ending. Harvard has consistently sought a better alternative to open-ending: merging the two Funds and implementing an interval fund program as outlined in our February 2001 letter. This is the optimal solution for the two Funds.

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Independence

         The independent members of the Board must resolve the issues outlined above without regard to the financial benefits Templeton or they enjoy from their association with the Franklin Templeton Group of mutual funds.

         Templeton obviously has a strong motivation to see both Funds continue their business as usual - since Templeton gets paid on the basis of the Funds' net asset values, not on the basis of the Funds' market prices. Although Templeton takes credit for the recent discount narrowing, it is fair to say that Harvard's public efforts have been the catalyst. We believe that Templeton is, in fact, a stumbling block to shareholders' realizing the full value of their investments. The Directors must recognize that shareholders of the Funds will be best served if Templeton is terminated and the Board takes measured and effective steps to simultaneously increase liquidity and minimize the discount of both Funds.

                                           Very truly yours,

                                           /s/ Steven Alperin
                                           Steven Alperin
                                           Vice President, Emerging Markets

The Independent Directors of
Templeton China World Fund, Inc. and
Templeton Dragon Fund, Inc.:

Harris J Ashton
Frank J. Crothers
S. Joseph Fortunato
Andrew H. Hines, Jr.
Edith E. Holiday
Betty P. Krahmer
Gordon S. Macklin
Fred R. Millsaps
Constantine D. Tseretopoulos

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[VERITAS]         HARVARD
                  MANAGEMENT
                  COMPANY, INC.
________________________________________________________________________________
600 Atlantic Avenue                                               (617) 752-3400
Boston, MA 02210-2203                                          Telex # 62-189780

February 23, 2001

Dr. J. Mark Mobius
Chairman
Board of Directors
Templeton Dragon Fund, Inc.
Templeton China World Fund, Inc.
777 Mariners Island Blvd.
San Mateo, CA  94404

Dear Dr. Mobius:

We remain disappointed with the Board of Director's failure to employ any remedy for the persistent discounts and performance of the Templeton Dragon Fund ("Dragon Fund") and the Templeton China World Fund ("China Fund"). In light of the Board's inaction, we have voted against the proposed Board of Directors in the most recent proxy.

Dr. Mobius, you have proven to be a strong advocate for shareholder rights and we are extremely displeased that the discounts and performance of the above-mentioned Funds have not been addressed or remedied by you or the Boards of these Funds. Time and time again we have discussed possible alternatives for the Funds or actions that the Board could undertake. We have yet to see any developments that show promise for the reduction of the discounts or improved performance.

There are a number of obvious steps that the Board can take immediately to both narrow the discount and clearly demonstrate that it is operating in the best interests of the Fund and its shareholders. First, the Board should commit publicly to narrowing the discount. Then, as soon as possible, the Board should undertake a comprehensive effort to narrow the discount to NAV. Among the measures the Board should consider:

o Convert the Fund to interval status and allow periodic redemption of a portion of the holdings at NAV.

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o Hold a one time tender for a significant portion of the Fund and cancel the repurchased shares.

o Hold periodic tenders for Fund shares triggered by discount levels. For example, buy back (and cancel) 20% of the Fund if it trades at a 10% discount.

The Board should consider some of the above suggestions as well as the possible merger of the Dragon Fund and the China Fund and a tender for the shares of the merged Fund.

As you know we have had regular discussions with you regarding our issues with these Funds and have previously sent you written correspondence. We hope this will be our final letter. We would be happy to discuss with you any of the above suggestions at your earliest convenience. Please feel free to contact me to arrange a conference time.

                                                     Regards,

                                                     /s/ Steven Alperin

                                                     Steven Alperin
                                                     Vice President
                                                     Emerging Markets

                                      * * *

Information concerning the participants in any solicitation by President and Fellows of Harvard College of proxies with respect to Templeton China World Fund, Inc.'s 2003 annual meeting, and their direct or indirect interests, can be found in a Schedule 14A filed by Harvard on December 13, 2002 with the Securities and Exchange Commission pursuant to Rule 14a-12.

In connection with any solicitation by Harvard of proxies with respect to the Fund's 2003 annual meeting, Harvard would file with the Securities and Exchange Commission (the "SEC"), and furnish to security holders of the Fund, a proxy statement, which security holders would be advised to read because it would contain important information. Security holders would be able to obtain a free copy of any such proxy statement (when available) and other related documents that may be filed with the SEC by Harvard and the Fund at the SEC's website at www.sec.gov.

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                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                     Information Concerning the Participants
                     ---------------------------------------

         The following persons are or may be deemed participants in any solicitation of proxies by President and Fellows of Harvard College ("Harvard") with respect to the 2003 annual meeting of stockholders of Templeton China World Fund, Inc. (the "Fund").

o President and Fellows of Harvard College. Harvard is the beneficial owner of 4,934,600 shares of common stock, par value $.01 per share (the "Common Stock") of the Fund. Other than its interest as a stockholder of the Fund, Harvard has no direct or indirect interest in any matter expected to be acted upon at the Fund's 2003 annual meeting.

o Harvard Management Company, Inc. Harvard Management Company, Inc. acts as investment advisor to Harvard and to certain other persons affiliated with Harvard University. Neither Harvard Management Company, Inc. nor any of its clients (other than Harvard) owns beneficially or of record any shares of Common Stock. Other than the foregoing interests, Harvard Management Company, Inc. has no direct or indirect interest in any matter expected to be acted upon at the Fund's 2003 annual meeting.